Exhibit 10.1

Nomura Global Financial Products Inc.

c/o Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

5th Floor

New York, NY 10019

December 4, 2014

To:	ANI Pharmaceuticals, Inc.
210 Main Street West
Baudette, Minnesota 56623
	Attention:	Charlotte Arnold
	Title:	Chief Financial Officer
	Telephone No.:	(218) 634-3591
	Facsimile No.:	(302) 482-8645

Re:	Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Nomura Global Financial Products Inc. (“Nomura”) and ANI Pharmaceuticals, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Prospectus dated June 14, 2014, as amended from time to time and as supplemented by the Prospectus Supplement dated December 4, 2014 (as so amended and/or supplemented, the “Prospectus”) relating to the 3.00% Convertible Senior Notes due 2019 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 125,000,000 (as increased by up to an aggregate principal amount of USD 18,750,000 if and to the extent that the Underwriter (as defined herein) exercises its option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an Indenture to be dated December 10, 2014 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto to be dated December 10, 2014 (the “Supplemental Indenture”), between Counterparty and The Bank of New York Mellon, as trustee (the Base Indenture as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by Nomura as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Base Indenture or Supplemental Indenture herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date of its execution, and if either the Base Indenture or the Supplemental Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.02(h) of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Prospectus or (y) pursuant to Section 12.07 of the Supplemental Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.           This Confirmation evidences a complete and binding agreement between Nomura and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Nomura and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. Nomura’s obligations under the Transaction will be fully and unconditionally guaranteed by Nomura Holdings, Inc. pursuant to the executed guarantee attached hereto as Annex A. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.           The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	December 4, 2014

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Nomura

Shares:	The common stock of Counterparty, par value USD 0.0001 per share (Exchange symbol “ANIP”).

Number of Options:	125,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	14.3916.

Strike Price:	USD 69.4850

Premium:	USD 31,541,600.00

Premium Payment Date:	December 10, 2014

Exchange:	The NASDAQ Global Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 12.04(h) and Section 12.03 of the Supplemental Indenture.

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Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 12.02(b) of the Supplemental Indenture.

Free Convertibility Date:	June 1, 2019

Expiration Time:	The Valuation Time

Expiration Date:	December 1, 2019, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, and subject to Section 9(g)(ii), on each Conversion Date in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Nomura in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Nomura in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”); provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Nomura shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

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Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Nomura of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 12.02(a)(iv)(A) of the Supplemental Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

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(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 12.02(a)(iv)(B) of the Supplemental Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Nomura will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Nomura will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Nomura will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)	cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

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(ii)	Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Nomura will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Nomura will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

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Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page ANIP US <equity> AQR (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ANIP US <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i)	if the related Conversion Date occurs prior to the Free Convertibility Date, the 30 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 60 consecutive Valid Day period commencing on, and including, the second Valid Day immediately following such Conversion Date; or

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(ii)	if the related Conversion Date occurs on or following the Free Convertibility Date, the 30 consecutive Valid Days commencing on, and including, the 32nd Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 60 consecutive Valid Days commencing on, and including, the 62nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Nomura may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.           Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Nomura shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 12.04(c) of the Supplemental Indenture or the fourth sentence of Section 12.04(d) of the Supplemental Indenture).

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Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below, if the Calculation Agent in good faith has a material disagreement with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 12.05 of the Supplemental Indenture, Section 12.07 of the Supplemental Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided, further, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Sections 12.04(a), (b), (c), (d) and (e) and Section 12.05 of the Supplemental Indenture.

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Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 12.07 of the Supplemental Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 12.04(e) of the Supplemental Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Nomura’s sole election.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

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Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Nomura.

Determining Party:	For all applicable Extraordinary Events, Nomura.

Non-Reliance:	Applicable.

Agreementsand Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Nomura. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by email to the email address provided by Counterparty in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

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5.           Account Details.

(a)	Account for payments to Counterparty:

Bank:	Bank of America, N.A.
ABA#:	026009593
Acct No.:	005800975699
Beneficiary:	BioSante Pharmaceuticals, Inc.
Ref:	Convert

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Nomura:

Agent Bank Name:	BOA FX TRADING
Agent BIC:	BOFAUS3N
Account Name:	BANK OF AMERICA NY NGFP
Account No/Ref:	6550361610

6.           Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Nomura for the Transaction is: Inapplicable, Nomura is not a Multibranch Party.

7.           Notices.

(a)	Address for notices or communications to Counterparty:

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, Minnesota 56623

Attention:	Charlotte Arnold
Title:	Chief Financial Officer
Telephone No.:	(218) 634-3591
Facsimile No.:	(302) 482-8645

With copies to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Attention:	Paul A. Gajer
Telephone:	(212) 398-5293
Facsimile No.:	(212) 768-6800

(b)	Address for notices or communications to Nomura:

Nomura Global Financial Products Inc.

c/o Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

5th Floor

New York, NY 10019

Attention:	Equity Derivatives Operations
Telephone No.:	(212) 667-9580
Facsimile No.:	(646) 587-8638
Email:	EDGUSOps@us.nomura.com

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With copies to:

Attention:	Aurelien Bonnet
Title:	Executive Director, Corporate Equity Solutions
Telephone No.:	(212) 667-1465
Facsimile No.:	(646) 587-8740
Email:	aurelien.bonnet@nomura.com

Attention:	James Chenard
Title:	Vice President
Telephone No.:	(212) 667-1363
Facsimile No.:	(646) 587-8740
Email:	james.chenard@nomura.com

Attention:	Michael Ena
Title:	Vice President, Legal
Telephone No.:	(212) 298-4502
Facsimile No.:	(646) 587-9924
Email:	michael.ena@nomura.com

8.           Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 1 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of December 4, 2014, between Counterparty and Guggenheim Securities, LLC, as representative of the Underwriters party thereto (the “Underwriter”), are true and correct and are hereby deemed to be repeated to Nomura as if set forth herein. Counterparty hereby further represents and warrants to Nomura on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

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(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Nomura or its affiliates owning or holding (however defined) Shares.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.           Other Provisions.

(a)	Opinions. Counterparty shall deliver to Nomura an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Prior to the Trade Date, Counterparty shall deliver to Nomura a resolution of Counterparty’s board of directors authorizing the Transaction, and such other certificate or certificates as Nomura shall reasonably request. Delivery of such opinion, resolution and (if applicable) certificate(s), as the case may be, to Nomura shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Nomura under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Nomura a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 11.08 million (in the case of the first such notice) or (ii) thereafter more than 0.29 million less than the number of Shares included in the immediately preceding Repurchase Notice (such share numbers subject to adjustment for Share splits, reverse Share splits and similar transactions). Counterparty agrees to indemnify and hold harmless Nomura and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Nomura’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Nomura with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Nomura with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph in respect of which any Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

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(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Nomura may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(l) or 9(q) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Nomura, will not expose Nomura to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Nomura;

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(D)	Nomura will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Nomura would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Nomura to permit Nomura to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Nomura in connection with such transfer or assignment.

(ii)	Nomura may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Nomura whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Nomura generally for similar transactions, by Nomura or Nomura Holdings Inc., or (B) to any other third party with a long-term unsecured and unsubordinated indebtedness rating or a long-term issuer rating equal to or better than the lesser of (1) the long-term unsecured and unsubordinated indebtedness rating of Nomura Holdings Inc. at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to publish such ratings, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Nomura; provided that, in each case, if such transfer or assignment would result in any Tax withholding obligation of the transferee in respect of any Tax and such withholding Tax, without application of this sentence, would not be an Indemnifiable Tax, such Tax shall be treated as an Indemnifiable Tax if such withholding Tax obligation would not have applied to Nomura or such withholding Tax would have been an Indemnifiable Tax of Nomura. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Nomura is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Nomura and within a time period reasonably acceptable to Nomura such that no Excess Ownership Position exists, then Nomura may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Nomura so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Nomura to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Nomura and each person subject to aggregation of Shares with Nomura under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Nomura to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Nomura and any person whose ownership position would be aggregated with that of Nomura (Nomura or any such person, a “Nomura Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Nomura in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Nomura Person, or could result in an adverse effect on a Nomura Person, under any Applicable Restriction, as determined by Nomura in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

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(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Nomura to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Nomura may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Nomura’s obligations in respect of the Transaction and any such designee may assume such obligations. Nomura shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Nomura’s hedging activities hereunder, Nomura reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Nomura on any Settlement Date for the Transaction, Nomura may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Nomura will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Nomura will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Nomura would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Nomura in the notice referred to in clause (i) above.

(g)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.02 of the Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Nomura shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

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(ii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by Nomura from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 12.03 of the Supplemental Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Supplemental Indenture) shall constitute an Additional Termination Event as provided in this Section 9(g)(ii). Upon receipt of any such Notice of Exercise, Nomura shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options as of the date Nomura designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 12.03 of the Supplemental Indenture); provided that the amount of cash deliverable in respect of such early termination by Nomura to Counterparty shall not be greater than the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 12.03 of the Supplemental Indenture), multiplied by (3) a price per Share determined by the Calculation Agent over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner. For the avoidance of doubt, the provisions of Section 9(j) shall apply to any payment to be made pursuant to this Section 9(g)(ii).

(h)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Nomura may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(i)	No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

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(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (x) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (y) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Nomura would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Nomura shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Nomura, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Nomura agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Nomura shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Nomura of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Nomura at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

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Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(l)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Nomura, the Shares (“Hedge Shares”) acquired by Nomura for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Nomura without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Nomura to sell the Hedge Shares in a registered offering, make available to Nomura an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Nomura, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Nomura, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Nomura to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Nomura (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Nomura for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Nomura at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Nomura.

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(m)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n)	Right to Extend. Nomura may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Nomura, with respect to some or all of the Options hereunder, if Nomura reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Nomura’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Nomura to effect transactions in Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Nomura were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Nomura.

(o)	Status of Claims in Bankruptcy. Nomura acknowledges and agrees that this Confirmation is not intended to convey to Nomura rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Nomura’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Nomura’s rights in respect of any transactions other than the Transaction.

(p)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(q)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Nomura written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Nomura written notice of the details of such adjustment.

(r)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

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(s)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Nomura and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Nomura and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Nomura shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Nomura and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(t)	Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriter for any reason, or Counterparty fails to deliver to Nomura opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Nomura and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Nomura on the Early Unwind Date all Shares purchased by Nomura or one or more of its affiliates in connection with the Transaction at the then prevailing market price, as determined by the Calculation Agent. Each of Nomura and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(t), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(u)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Nomura an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Nomura, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(v)	Matters relating to Nomura and the Agent.

(i)	Nomura is not registered as a broker or dealer under the Exchange Act. Nomura Securities International, Inc. (“Agent”) has acted solely as agent for Nomura and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii)	Agent may have been paid a fee by Nomura in connection with the Transaction. Further details will be furnished upon written request.

(iii)	The time of dealing for the Transaction will be furnished by Agent upon written request.

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(w)	Private Placement Representations. Each of Nomura and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Nomura that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

Very truly yours,

Nomura Global Financial Products Inc.

By:	/s/ Charlotte C. Arnold
Authorized Signatory
Name: Charlotte C. Arnold

Accepted and confirmed

as of the Trade Date:

ANI Pharmaceuticals, Inc.

By:	/s/ Thomas Bailey
Authorized Signatory
Name: Thomas Bailey

[Signature Page to Base Bond Hedge Confirmation]

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ANNEX A

NOMURA HOLDINGS, INC.

Telephone
(03) 3211-1811

Telefax
(03) 3281-2969

GUARANTEE

WHEREAS Nomura Global Financial Products, Inc. (“NGFP”), a Delaware corporation, has entered into or plans to enter into one or more derivative transactions (“Transactions”), each evidenced by a confirmation (“Confirmation”), with ANI Pharmaceuticals, Inc. (the "Counterparty"); and

WHEREAS, NGFP is an affiliate company of Nomura Holdings, Inc. (“Nomura”)

WHEREAS, NGFP may incur monetary, delivery and other obligations to the Counterparty under the Transactions;

NOW, THEREFORE, in order to induce the Counterparty to enter into, and in consideration of the Counterparty having entered into, the Transactions, Nomura undertakes as follows:

1. GUARANTEE

(A) Guarantee: Nomura hereby unconditionally and irrevocably guarantees the due and punctual payment or delivery of all monetary and delivery obligations of NGFP owing to the Counterparty under the Transactions (collectively, the "Obligations") promptly upon written demand made by the Counterparty to Nomura.

(B) Indemnity: Nomura agrees as a primary obligation to indemnify the Counterparty from time to time on demand from and against any loss incurred by the Counterparty as a result of the Obligations being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to the Counterparty, and the amount of such loss shall be the amount which the Counterparty would have otherwise been entitled to recover from NGFP. Nomura further agrees that any sums of money that are due under this Guarantee and which may not be recoverable from Nomura as a result of legal limitation on or disability or incapacity of Nomura or any other fact or circumstance, whether or not known to Nomura, shall be recoverable from Nomura on an indemnity basis, and Nomura shall for purposes of this Guarantee be deemed to be a principal debtor.

(C) Guarantor's Obligations: Nomura waives diligence, presentment, demand of payment from and protest to NGFP with respect to the Obligations and also waives notice of dishonor. The obligations of Nomura under this Guarantee shall not be discharged or impaired or otherwise affected by (i) the failure or delay of the Counterparty to assert any claim or demand or to enforce any right or remedy against NGFP, or any other indulgence or concession granted by the Counterparty to NGFP or (ii) any other act, event or omission that, but for this provision, would or might operate to discharge, impair or otherwise affect any of the obligations of Nomura herein contained or any of the rights, powers or remedies conferred upon the Counterparty by law.

(D) Guarantor as Principal Debtor: Nomura further agrees that this Guarantee constitutes a guarantee of payment when due and not of collection. Nomura waives any right to require that any resort be had by the Counterparty to any security held by or on behalf of the Counterparty for payment of the Obligations, or the Counterparty make demand, proceed or take any other steps against NGFP before claiming under the Guarantee, or, in the event that NGFP becomes subject to any bankruptcy, winding-up, administration, reorganization or similar proceeding, that the Counterparty file any claim relating to the Obligations.

(E) Waiver of Defenses: The obligations of Nomura under this Guarantee shall not be subject to any defense of set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligations, or any other defense that constitutes a legal or equitable discharge or defense of a guarantor or surety in its capacity as such; provided that nothing herein shall limit the ability of Nomura to assert any right of set-off, deduction or counterclaim that NGFP or any affiliate of NGFP is expressly entitled to assert under the Transactions.

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(F) Guarantor's Obligations Continuing: The Guarantee is to be a continuing guarantee and accordingly shall remain in operation until such time as Counterparty receives from Nomura written notice of termination of this Guarantee and until all Obligations owing in respect of all Transactions entered into prior to such termination have been paid or satisfied. Nomura further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations or interest thereon is avoided, reduced, rescinded or must otherwise be restored or returned by the Counterparty upon the bankruptcy, insolvency, dissolution or reorganization of NGFP, and the Counterparty shall be entitled to recover the amount of any such payment from Nomura subsequently as if such settlement or discharge had not occurred.

(G) Guarantor's Right of Subrogation: Nomura shall be subrogated to all rights of the Counterparty against NGFP in respect of any amounts paid by or deliveries made by Nomura under this Guarantee; provided that Nomura shall not be entitled to receive any payments or deliveries arising out of, or based upon, such right of subrogation or any right of indemnity or other right until the payment of all moneys payable or delivery of all deliverables under this Guarantee have been made. If upon the bankruptcy, winding-up, administration, reorganization or similar proceeding of NGFP, any payment or distribution of assets of NGFP of any kind or character, whether in cash, property or securities, shall be received by Nomura before payment in full of all moneys payable or delivery of all deliverables under this Guarantee shall have been made to the Counterparty, Nomura will promptly following receipt thereof pay or deliver such payment or distribution to the Counterparty for application to any Obligations owing to the Counterparty, whether matured or unmatured.

(H) Eligible Contract Participant. Nomura is an “eligible contract participant” within the meaning of Section 1a(18) of the U.S. Commodity Exchange Act.

2. NOTICES AND COMMUNICATION

Each notice or communication under this Guarantee shall be made in any manner set forth below and be deemed effective as indicated: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; provided, however, that if the date of delivery (or attempted delivery) or that receipt, is not a business day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a business day, in which case that communication shall be deemed given and effective on the first following day that is a business day

The address for Nomura shall be:

Managing Director

Finance Department,

Nomura Holdings, Inc.

Otemachi Nomura Building 15th Floor,

1-1 Otemachi 2-chome

Chiyoda-ku,

Tokyo

100-8170 Japan

3. SUCCESSORS AND ASSIGNS

(A) This Guarantee shall be binding on Nomura and its successors and permitted assigns and shall benefit the Counterparty and the Counterparty’s successors and permitted assigns. Any reference to Nomura and Counterparty shall be construed accordingly.

(B) Nomura may not transfer all or part of its obligations under this Guarantee without the prior written consent of the Counterparty.

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4. GROSS UP

All sums payable by Nomura hereunder shall be made in freely transferable, cleared and immediately available funds without any set-off, deduction or withholding unless such set-off, deduction or withholding is required by an applicable law, judicial or administrative decision, or practice of any relevant governmental authority, or by any combination thereof. If Nomura is so required to set-off, deduct or withhold then Nomura shall pay to the Counterparty, in addition to the payment to which the Counterparty is otherwise entitled hereunder, such additional amount as is necessary to ensure that the net amount actually received by the Counterparty (free and clear of any such set-off, deduction or withholding) will equal the full amount which the Counterparty would have received had no such set-off, deduction or withholding been required. For the avoidance of doubt, Nomura will not be required to pay any additional amounts hereunder (i) in connection with any deduction or withholding in respect of any payment under the Transactions which, had such payment been made by NGFP, would have been made after deduction or withholding but in respect of which payment NGFP would not have been required pursuant to the Transactions to pay additional amounts to the Counterparty, or (ii) to the extent that such additional amount would not be required to be paid but for the failure by the Counterparty to furnish any form, document or certificate that may be required or reasonably requested by Nomura in order to allow Nomura to make a payment under this Guarantee, or to allow Nomura to make a payment under or in respect of any Transaction on behalf of NGFP, without any deduction or withholding for or on account of any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under the Transactions other than a stamp, registration, documentation or similar tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form, document or certificate would not materially prejudice the legal or commercial position of the Counterparty).

5. REPRESENTATIONS

Nomura represents to the Counterparty that (i) Nomura has the corporate power to execute, deliver and perform this Guarantee, (ii) Nomura has taken all necessary action to authorize the execution, delivery and performance of this Guarantee, (iii) the execution, delivery and performance of this Guarantee by Nomura will not violate any provision of law applicable to Nomura, its articles of incorporation or any Transactions to which Nomura is a party, (iv) no authorizations of, exemptions by and filings with any governmental or other authority are required to be obtained or made by Nomura with respect to this Guarantee and Nomura will use all reasonable efforts to obtain or make (and to maintain in full force and effect) any that may become necessary after the date of this Guarantee, and (v) this Guarantee constitutes the legal, valid and binding obligation of Nomura, enforceable against Nomura in accordance with its terms.

6. EXPENSES

Nomura will, on five business days’ notice in writing from the Counterparty, indemnify and hold harmless the Counterparty for and against all reasonable out-of-pocket expenses, including legal fees and any stamp, registration, documentation or similar tax, incurred by the Counterparty by reason of the enforcement and protection of its rights under this Guarantee, including, but not limited to, cost of collection, provided, however, that Nomura shall not be liable for any expenses of the Counterparty if no payment is due under this Guarantee.

7. GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law doctrine.

8. JURISDICTION

With respect to any suit, action or proceedings relating to this Guarantee ("Proceedings"), each of Nomura and the Counterparty, by its acceptance hereof, irrevocably:

(i)	submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

(ii)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party; and

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(iii)	waives its right to jury trial with respect to any obligation arising under, or in connection with, this Guarantee.

Nothing in this Guarantee precludes either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

9. AGENT FOR SERVICE OF PROCESS

Nomura irrevocably appoints Nomura Holding America Inc., Attention: General Counsel, Worldwide Plaza, 309 West 49th Street, New York, NY, 10019-7316), to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Nomura Holding America Inc. is unable to act as such, Nomura will promptly notify the Counterparty and within 30 days appoint a substitute process agent acceptable to the Counterparty. Nomura irrevocably consents to service of process given in the manner provided for notices in Section 2 hereof. Nothing in this Guarantee will affect the right of the Counterparty to serve process in any other manner permitted by law.

10.	GENERAL

(A) Entire Agreement. This Guarantee constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(B) Amendments. No amendment, modification or waiver in respect of this Guarantee will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging systems.

(C) Survival of Obligations. The obligations of the parties under this Guarantee will survive the termination of any Transaction.

(D) Remedies Cumulative. Except as provided in this Guarantee, the rights, powers, remedies and privileges provided in this Guarantee are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(E) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Guarantee will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(F) Headings. The headings used in this Guarantee are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Guarantee.

(G) Contractual Currency.

(i) Payment in the Contractual Currency. Each payment under this Guarantee will be made in the relevant currency specified in the Transactions for payments (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Guarantee in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Guarantee. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Guarantee, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Guarantee, the party receiving the payment will refund promptly the amount of such excess.

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(ii) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Guarantee, (ii) for the payment of any amount relating to any early termination in respect of the Transactions, or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, Counterparty, after recovery in full of the aggregate amount to which Counterparty is entitled pursuant to the judgment or order, will be entitled to receive immediately from Guarantor the amount of any shortfall of the Contractual Currency received by Counterparty as a consequence of sums paid in such other currency and will refund promptly to Guarantor any excess of the Contractual Currency received by Counterparty as a consequence of sums paid in such other currency if such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which Counterparty is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by Counterparty. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(iii) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Guarantee, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by Counterparty and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Guarantee.

(iv) Evidence of Loss. For the purposes of this Section 10, it will sufficient for Counterparty to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

IN WITNESS WHEREOF, Nomura has executed this Guarantee as of December 4, 2014.

NOMURA HOLDINGS, INC

By:
Name:
Title:

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